Contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com schneider.com/news For additional or story assistance, please contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com Schneider National, Inc. names Darrell Campbell Executive Vice President and CFO Campbell will join the company on September 30, 2023, as Executive Vice President and CFO; current CFO Steve Bruffett will remain with the company until December 31, 2023, to ensure a smooth transition GREEN BAY, Wis. (September 6, 2023) – Schneider National, Inc. (NYSE: SNDR), a premier multimodal provider of transportation, intermodal and logistics services, announced Darrell Campbell will join the company on September 30, 2023, as Executive Vice President and Chief Financial Officer (CFO). He will be responsible for the company’s financial strategies, planning and reporting – as well as all finance operations and investor relations. Campbell will succeed Steve Bruffett, who announced his retirement earlier this year. Bruffett will remain with the company until the end of the year to ensure a smooth transition. Prior to joining Schneider, Campbell served as Group Vice President for JM Family Enterprises where he oversaw enterprise strategy, strategic planning, treasury and tax activities for this private enterprise with $18 billion in revenues. Before working at JM Family Enterprises, Campbell served as CFO of Carnival Cruise Line of the Carnival Corporation & PLC (NYSE: CCL) leading all finance functions, as well as sourcing, supply chain and risk management. Campbell also served as Corporate Treasurer of Carnival Corporation, managing global treasury and tax functions. Prior to Carnival, Campbell gained experience working with publicly traded Fortune 500 companies while working as a partner for PricewaterhouseCoopers where he led financial statement and internal control audits across multiple industries. Campbell earned a bachelor’s degree in Accounting and Management from the University of West Indies, a Master of Arts degree in International Business from the University of Florida, and a Master of Accounting degree from the Florida International University, and he holds a Certified Public Accountant license. “Darrell is an excellent addition to the company and the executive team. He brings a rich set of senior-level finance experiences spanning public accounting as well as the public and private

Contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com schneider.com/news For additional or story assistance, please contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com company sectors,” Schneider President and Chief Executive Officer Mark Rourke explains. “I also want to express my appreciation for Steve’s contributions in helping steer the organization through our early years as a public company and for his commitment to stay on in support of a seamless transition. I wish him all the best in retirement.” About Schneider Schneider is a premier provider of transportation, intermodal and logistics services. Offering one of the broadest portfolios in the industry, Schneider’s solutions include Regional and Long-Haul Truckload, Expedited, Dedicated, Bulk, Intermodal, Brokerage, Warehousing, Supply Chain Management, Port Logistics and Logistics Consulting. With over $6.6 billion in annual revenue, Schneider has been safely delivering superior customer experiences and investing in innovation for over 85 years. The company’s digital marketplace, Schneider FreightPower®, is revolutionizing the industry giving shippers access to an expanded, highly flexible capacity network and provides carriers with unmatched access to quality drop-and-hook freight – Always Delivering, Always Ahead. For more information about Schneider, visit Schneider.com or follow the company socially on Facebook, LinkedIn and Twitter: @WeAreSchneider. Source: Schneider SNDR -END-